Exhibit 10.2

Summary of Compensation Arrangement for Mr. Wm. Jarell Jones

Roberts Realty Investors, Inc. will pay additional compensation of $6,000 per month to Mr. Wm. Jarell Jones, the chairman of its audit committee, for additional work he is expected to perform for its audit committee in reviewing the company’s properties, plans, financial statements and projections, loans, and liquidity and capital resources. Mr. Jones will continue to receive compensation for his services as a director and the chairman of Roberts Realty’s audit committee and nominating and governance committee.